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                                                                    EXHIBIT 11.1
                           METACREATIONS CORPORATION
                      STATEMENT REGARDING COMPUTATION OF
                      NET INCOME (LOSS) PER COMMON SHARE
                                (IN THOUSANDS)


                                               YEAR ENDED DECEMBER 31
                                            -----------------------------
                                             1996        1995       1994
                                            -----------------------------
PRIMARY AND FULLY DILUTED (1)

Weighted average shares outstanding for
 the period.............................     20,590     10,620      9,107
Common equivalent shares, including
 items pursuant to Staff Accounting
 Bulletin No. 83........................         --      4,647      2,477
                                            -----------------------------
Shares used in per share calculation....     20,590     15,267     11,584
                                            =============================

Net income (loss) before preferred
 stock dividend requirement and
 amortization of issuance costs.........    $(7,650)   $ 2,426    $  (453)

Preferred stock dividend requirements
 and amortization of issuance costs.....         --        (89)      (239)
                                            -----------------------------

Net income (loss) available for common
 stockholders...........................    $(7,650)   $ 2,337    $  (692)
                                            =============================

Net income (loss) per common share......    $ (0.37)     $0.15     $(0.06)
                                            =============================

(1)  Primary and fully diluted calculations are substantially the same.